Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-010		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FIRST QUARTER 2013 RESULTS

May 1, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2013. Following are highlights for this period and the Company’s future outlook:

•	Record quarterly revenue of $147.5 million for 1Q2013 was up 23% from the year-ago quarter and 11% sequentially

•	1Q2013 operating income of $47.4 million increased 66% from the year-ago quarter and 46% sequentially

•	1Q2013 bond refinancing resulted in a loss on early extinguishment of debt of $24.3 million ($0.42 per diluted share)

•	Excluding such loss on early extinguishment of debt, 1Q2013 diluted EPS would increase from $0.17 to $0.59 per share

•	Excluding such loss on early extinguishment of debt, 1Q2013 EBITDA would increase from $45.8 million to $70.1 million

•	1Q2013 utilization of the 51-vessel new gen OSV fleet was 87%, up from 81% a year-ago and 84% sequentially

•	1Q2013 high-spec OSV utilization was 99%, up from 87% a year-ago and 96% sequentially

•	1Q2013 MPSV utilization was 95%, up from 88% a year ago and 81% sequentially

•	Contract backlog for new gen OSV vessel-days is currently at 54% and 24% for the remainder of 2013 and fiscal 2014

•	Contract backlog for MPSV vessel-days is currently at 77% and 31% for the remainder of 2013 and fiscal 2014

•	1Q2013 EBITDA for the Downstream fleet was $7.0 million, up 71% from comparable 1Q2012 EBITDA of $4.1 million

•	1Q2013 Downstream utilization was 96% compared to 85% and 99% in 1Q2012 and 4Q2012, respectively

•	The Company plans to build two additional Jones Act HOSMAX 310 class MPSVs in lieu of two additional 320 class OSVs

•	OSV Newbuild Program #5 is now comprised of twenty HOSMAX class OSVs and four HOSMAX class MPSVs

        First quarter 2013 revenues increased 23.0% to $147.5 million compared to $120.0 million for the first quarter of 2012 and increased 10.7% compared to $133.2 million for the fourth quarter of 2012. Operating income was $47.4 million, or 32.1% of revenues, for the first quarter of 2013 compared to $28.6 million, or 23.8% of revenues, for the prior-year quarter; and $32.5 million, or 24.4% of revenues, for the fourth quarter of 2012. The Company recorded net income for the first quarter of 2013 of $6.2 million, or $0.17 per diluted share, compared to net income of $6.3 million, or $0.18 per diluted share, for the year-ago quarter; and net income of $11.3 million, or $0.31 per diluted share, for the fourth quarter of 2012. Diluted common shares for the first quarter of 2013 were 36.3 million compared to 36.0 million for the first quarter of 2012 and 36.1 million for the fourth quarter of 2012. First quarter 2013 EBITDA increased 2.7% to $45.8 million compared to $44.6 million for the first quarter of 2012 and decreased

16.9% compared to $55.1 million for the fourth quarter of 2012. However, the Company recorded a $24.3 million ($15.2 million after-tax or $0.42 per diluted share) loss on early extinguishment of debt during the first quarter 2013. This loss resulted from the refinancing of the Company’s 8.000% senior notes due 2017 with new 5.000% senior notes due 2021. Excluding the impact of such loss on early extinguishment of debt, EBITDA, net income and diluted EPS for the first quarter of 2013 would have been $70.1 million, $21.4 million and $0.59 per share, respectively. Likewise, the Company recorded a $5.2 million ($3.2 million after-tax or $0.09 per diluted share) loss on early extinguishment of debt during the first quarter 2012. This loss resulted from the refinancing of the Company’s 6.125% senior notes due 2014 with new 5.875% senior notes due 2020. Excluding the impact of such loss on early extinguishment of debt, EBITDA, net income and diluted EPS for the first quarter of 2012 would have been $49.8 million, $9.5 million and $0.27 per share, respectively. The $15.0 million sequential increase in recurring EBITDA is primarily attributable to (i) an $8.4 million increase in MPSV revenues mainly due to higher effective dayrates from the two MPSVs operating in the spot market, (ii) a $4.6 million increase in OSV revenue resulting from high-spec OSVs re-pricing at current spot market dayrates, and (iii) a $1.9 million decrease in Upstream operating expenses mostly due to lower cost of sales and maintenance and repair costs. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $132.5 million for the first quarter of 2013, an increase of $24.6 million, or 22.8%, from $107.9 million for the first quarter of 2012; and an increase of $13.9 million, or 11.7%, from $118.6 million for the fourth quarter of 2012. The year-over-year increase in Upstream revenues primarily resulted from higher utilization and dayrates due to stronger demand for the Company’s MPSVs and high-spec OSVs. Upstream operating income was $43.9 million, or 33.1% of revenues, for the first quarter of 2013 compared to $28.3 million, or 26.2% of revenues, for the prior-year quarter; and $29.7 million, or 25.0% of revenues, for the fourth quarter of 2012. Average new generation OSV dayrates for the first quarter of 2013 were $25,142 compared to $22,419 for the same period in 2012 and $24,024 for the fourth quarter of 2012. New generation OSV utilization was 86.7% for the first quarter of 2013 compared to 81.1% for the year-ago quarter and 84.0% for the sequential quarter. The Company’s high-spec OSVs achieved an average utilization of 98.5% for the first quarter of 2013, while maintaining leading-edge spot dayrates in the $38,000 to $45,000 range. After adjusting for 20 days of first quarter downtime for regulatory drydockings, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 99.5%.

Downstream Segment. Revenues from the Downstream segment of $15.0 million for the first quarter of 2013 increased by $2.9 million, or 24.0%, compared to $12.1 million for the same period in 2012, and were in-line with the sequential quarter. The year-over-year revenue increase was largely due to improved market conditions in the GoM and in the Northeast. The Company’s double-hulled tank barge average dayrates were $19,338 for the first quarter of 2013 compared to $17,271 for the same period in 2012 and $17,694 for the sequential quarter. Utilization for the double-hulled tank barge fleet was 95.7% for the first quarter of 2013 compared to 85.4% for the year-ago quarter and 99.3% for the sequential quarter. The sequential quarter decrease in utilization was primarily due to 32 incremental days out-of-service for regulatory drydocking during the first quarter of 2013. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $18,506 for the first quarter of 2013, which is $3,757, or 25.5%, higher than the prior-year quarter effective dayrates. During April 2013, the Company sold two of its five stacked, lower-horsepower tugs.

General and Administrative (“G&A”). G&A expenses of $13.9 million for the first quarter of 2013 were 9.4% of revenues compared to $11.1 million, or 9.3% of revenues, for the first quarter of 2012. The increase in G&A expenses was primarily attributable to higher shoreside incentive compensation expense. The Company allocated 93% of its first quarter 2013 G&A expenses to the Upstream segment and 7% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $22.9 million for the first quarter of 2013, or $1.9 million higher than the prior-year quarter. This increase is primarily due to higher shipyard costs for vessel regulatory drydockings. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild and conversion programs are placed in service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense decreased $0.2 million during the first quarter of 2013 compared to the same period in 2012, primarily due to an increase in capitalized interest cost related to the Company’s fifth OSV newbuild program, which commenced during the fourth quarter of 2011. The Company recorded $6.0 million of capitalized construction period interest, or roughly 30% of its total interest costs, for the first quarter of 2013 compared to having capitalized $1.5 million, or roughly 10% of its total interest costs, for the prior-year quarter.

Loss on Early Extinguishment of Debt. On March 14, 2013, the Company commenced a cash tender offer for all $250.0 million in aggregate principal amount of its 8.000% senior notes due 2017. Senior notes that were tendered as of March 27, 2013 represented approximately $234.7 million, or 94% of such notes outstanding. The remaining $15.3 million, or 6%, of the Company’s 8.000% senior notes will be redeemed on May 13, 2013. A loss on early extinguishment of debt of approximately $24.3 million ($15.2 million after-tax or $0.42 per diluted share) was recorded during the first quarter of 2013, which includes the tender offer costs, and an allocable portion of the write-off of unamortized financing costs, original issue discount and the bond redemption premium. An additional loss on early extinguishment of debt of approximately $1.5 million ($0.9 million after-tax or $0.03 per diluted share) will be recorded during the second quarter of 2013 for those costs allocable to the remaining $15.3 million of the Company’s 8.000% senior notes that will be redeemed during the second quarter of 2013.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.

Forward Guidance

Vessel Counts. As of May 1, 2013, excluding inactive non-core vessels, the Company’s operating fleet consisted of 50 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. During April 2013, the Company sold one of its six 220 class DP-1 new generation OSVs. The forecasted vessel counts presented in this press release reflect the sale of this vessel, as well as the anticipated 2013 and 2014 OSV newbuild deliveries discussed below. The Company’s active Upstream Fleet for fiscal years 2013 and 2014 is expected to be comprised of an average of 51.1 and 62.0 new generation OSVs, respectively. These active new generation OSVs are comprised of an average of 24.1 “term” vessels that are currently chartered on long-term contracts and an average of 27.0 “spot” vessels that are currently operating or being offered for service under short-term charters. As of May 1, 2013, the Company also has one remaining stacked 220 class DP-1 new generation OSV, which is expected to be reactivated during the second quarter of 2013. The Company expects to operate a total of four MPSVs in each of the fiscal years 2013 and 2014. The Company’s active Downstream fleet for fiscal years 2013 and 2014 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of active new generation OSVs for the remainder of fiscal 2013 and for fiscal 2014 is currently 54% and 24%, respectively. The Company’s forward contract coverage for its four MPSVs for the remainder of fiscal 2013 and for fiscal 2014 is currently 77% and 31%, respectively. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the remainder of fiscal 2013 is currently 60%. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 24.1 active “term” OSVs are now expected to be in the $20,000 to $21,000 range for the full-year 2013. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2013 from the Company’s “spot” or “stacked” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Improved market conditions have allowed the Company to maintain leading-edge spot dayrates for its high-spec OSVs in the $38,000 to $45,000 range, up from $30,000 to $36,000 for the first half of 2012. Whether these rates can be sustained will depend on a variety of factors, including the pace of permitting, the future rig count and the timing of anticipated drilling rig and OSV newbuild deliveries in the GoM. Effective dayrates for the Company’s nine double-hulled tank barges are now projected to be in the range of $18,000 to $19,000 for the full-year 2013.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $59.0 million to $62.0 million for the second quarter of 2013, and $246.0 million to $256.0 million for fiscal 2013. This annual guidance range includes the impact of roughly $4 million of total out-of-pocket costs related to the remobilization of four 240 class OSVs out of Brazil, not counting lost revenue during 120 days of aggregate commercial downtime (30 days per vessel), during the period June through August 2013. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets or back to the GoM and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $7.0 million to $9.0 million for the second quarter of 2013, and $27.0 million to $29.0 million for fiscal 2013.

G&A Expenses. General and administrative expenses are expected to be in the approximate range of $12.5 million to $13.5 million for the second quarter of 2013, and $53.0 million to $55.0 million for the full-year 2013, commensurate with the Company’s pending fleet growth and international operations. The Company expects to remain within the historical range of G&A-to-revenue margins of its public OSV peer group.

Other Financial Data. The projected annual loss on early extinguishment of debt, depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the full-year 2013 are included in the attached data tables. Projected quarterly loss on early extinguishment of debt, depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the quarter ending June 30, 2013 are expected to be $1.5 million, $15.4 million, $9.2 million, $12.4 million, $0.7 million, $13.6 million and 36.4 million, respectively. The Company’s annual and quarterly effective tax rate is expected to be in the range of 36.0% to 38.0% for fiscal 2013.

Capital Expenditures Outlook

Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program now consists of four 300 class OSVs, six 310 class OSVs, ten 320 class OSVs and four 310 class MPSVs. In March 2013, the Company contracted with a domestic shipyard to construct two of its new class of Jones Act MPSVs based upon the HOSMAX 310 vessel design, with expected deliveries in the second and third quarters of 2015. Today, the Company announced that, rather than build two additional 320 class OSVs as reported on February 6, 2013, it intends to build two additional domestic HOSMAX 310 MPSVs. The Company is currently negotiating final terms and conditions for the construction of those two vessels, which are expected to deliver in 2016. Based on its current plan to build up to eight Jones Act MPSVs (inclusive of the four MPSV newbuilds discussed above), the Company has decided to allow the remaining 22 options to construct HOSMAX 320 class OSVs to expire, while maintaining the validity of its 22 options to construct additional HOSMAX 310 class OSVs. The next exercise date for such newbuild options has been extended to August 2013. The 24 vessels currently planned and/or committed under this domestic newbuild program are expected to be delivered in accordance with the table below:

	2013			2014				2015				2016				Total
	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	1	1	1	1	—	—	—	—	—	—	—	—	—	—	—	4
310 class OSVs	—	—	—	1	1	1	2	1	—	—	—	—	—	—	—	6
320 class OSVs	—	—	2	2	3	1	1	1	—	—	—	—	—	—	—	10

Total OSVs	1	1	3	4	4	2	3	2	—	—	—	—	—	—	—	20

310 class MPSVs	—	—	—	—	—	—	—	—	1	1	—	—	1	—	1	4

Total Newbuilds	1	1	3	4	4	2	3	2	1	1	—	—	1	—	1	24

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 55, 68 and 70 new generation OSVs as of December 31, 2013, 2014 and 2015, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 51.5, 62.0 and 69.9 vessels for the fiscal years 2013, 2014 and 2015, respectively. As described in the above schedule of projected vessel in-service dates, the Company expects to own and operate four, four, six and eight MPSVs as of December 31, 2013, 2014, 2015 and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 4.0, 4.0, 4.8 and 6.8 vessels for the fiscal years 2013, 2014, 2015 and 2016, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is now expected to be approximately $1.24 billion, of which $506.3 million, $284.8 million, $143.7 and $30.6 million is expected to be incurred in 2013, 2014, 2015 and 2016, respectively. From the inception of this program through March 31, 2013, the Company has incurred $357.1 million, or 28.7%, of total expected project costs, including $82.6 million that was spent during the first quarter of 2013.

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2013 and 2014. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its company-wide fleet of vessels will be approximately $61.6 million and $52.6 million, respectively, for the full-years 2013 and 2014, respectively.

Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures, including the 200 Class OSV Retrofit Program described below, for each of the quarterly and/or annual periods presented for the fiscal years 2013 and 2014. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades, mid-body extensions or vapor-recovery systems, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. In addition to the $50 million OSV retrofit program outlined below, the Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $20.7 million and $8.0 million, respectively, for the full-years 2013 and 2014, respectively.

200 Class OSV Retrofit Program. In September 2012, the Company awarded a contract for the upgrading and stretching of six of the Company’s Super 200 class DP-1 OSVs, converting them into 240 class DP-2 OSVs. The project costs for these discretionary vessel modifications are expected to be approximately $50.0 million, in the aggregate ($8.3 million each), and the Company expects to incur approximately 762 vessel-days of aggregate commercial downtime for the six vessels (127 vessel-days each), as follows:

	2012	1Q2013	2Q2013	3Q2013	4Q2013	Total
200 Class OSV Retrofit Program:
Estimated cash outlays (in millions)	$2.3	$4.2	$20.2	$13.4	$9.9	$50.0
Estimated commercial downtime (in days)	21	180	187	200	174	762

The contractor will utilize two of its shipyards on concurrent paths to minimize the duration of the total project. The first two vessels arrived at the shipyard in December 2012 and the current schedule projects re-deliveries of two vessels each in May, September and December of 2013, respectively.

Liquidity Outlook

As of March 31, 2013, the Company had a cash balance of $714.3 million and an undrawn $300 million revolving credit facility. Together with cash on-hand and available capacity under its currently undrawn revolving credit facility, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the first 24 HOSMAX vessels under construction, all of the capital costs related to its six-vessel 200 class OSV retrofit program, the planned retirement of its 1.625% convertible notes in November 2013, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes for the fiscal year ending 2013 and for the full duration of the currently planned or committed 24-vessel HOSMAX newbuild program.

Conference Call

The Company will hold a conference call to discuss its first quarter 2013 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, May 2, 2013. To participate in the call, dial (480) 629-9723 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through May 9, 2013, and may be accessed by calling (303) 590-3030 and using the pass code 4614855#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors—IR Home.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 76 vessels primarily serving the energy industry and has 24 additional high-spec Upstream vessels planned or under construction for delivery through 2016.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM; the Company’s inability to successfully complete its fifth OSV newbuild program and its 200 class OSV retrofit program on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may yet arise as a result of the Deepwater Horizon incident or the resulting drilling moratoria and regulatory reforms, as well as the outcome of pending litigation brought by environmental groups challenging exploration plans approved by the Department of Interior; less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the impact of planned sequester of federal spending pursuant to the Budget Control Act of 2011; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; sustained declines in oil and natural gas prices; further increases in operating costs, such as mariner wage increases; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Revenues	$147,516	$133,181	$119,973
Costs and expenses:
Operating expenses	63,365	65,574	59,209
Depreciation and amortization	22,866	22,719	20,999
General and administrative expenses	13,879	12,349	11,126

	100,110	100,642	91,334

Gain on sale of assets	—	10	8

Operating income	47,406	32,549	28,647
Other income (expense):
Loss on early extinguishment of debt	(24,319)	—	(5,193)
Interest income	577	629	553
Interest expense	(13,722)	(14,898)	(13,932)
Other income, net [1]	(107)	(138)	105

	(37,571)	(14,407)	(18,467)

Income before income taxes	9,835	18,142	10,180
Income tax expense	3,676	6,847	3,873

Net income	$6,159	$11,295	$6,307

Basic earnings per share of common stock	$0.17	$0.32	$0.18

Diluted earnings per share of common stock	$0.17	$0.31	$0.18

Weighted average basic shares outstanding	35,618	35,413	35,132

Weighted average diluted shares outstanding [2]	36,346	36,129	36,009

Other Operating Data (unaudited):

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	51.0
Average number of active new generation OSVs [4]	50.0	49.6	46.8
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	128,190
Average new generation vessel capacity (deadweight)	2,514	2,514	2,514
Average new generation utilization rate [5]	86.7%	84.0%	81.1%
Average new generation dayrate [6]	$25,142	$24,024	$22,419
Effective dayrate [7]	$21,798	$20,180	$18,182
Tugs and Tank Barges:
Average number of double-hulled tank barges [8]	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [8]	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291
Average double-hulled utilization rate [5]	95.7%	99.3%	85.4%
Average double-hulled dayrate [9]	$19,338	$17,694	$17,271
Effective dayrate [7]	$18,506	$17,570	$14,749

Balance Sheet Data (unaudited):

	As of March 31, 2013	As of December 31, 2012
Cash and cash equivalents	$714,274	$576,678
Working capital	513,196	388,004
Property, plant and equipment, net	1,894,473	1,812,110
Total assets	2,872,125	2,631,731
Total short-term debt	257,266	238,907
Total long-term debt	1,057,392	850,530
Stockholders’ equity	1,171,773	1,165,845

Cash Flow Data (unaudited):

	Three Months Ended
	March 31, 2013	March 31, 2012
Cash provided by operating activities	$40,237	$26,460
Cash used in investing activities	(96,000)	(44,865)
Cash provided by financing activities	193,247	113,791

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
UPSTREAM:
Vessel revenues	$131,437	$117,636	$106,715
Non-vessel revenues	1,089	995	1,178

Total revenues	$132,526	$118,631	$107,893

Operating income	$43,879	$29,727	$28,319
Operating margin	33.1%	25.1%	26.2%
Components of EBITDA [10]
Net income	$4,747	$10,399	$7,965
Interest expense, net	11,871	12,886	12,211
Income tax expense	2,833	6,304	4,892
Depreciation	13,196	13,000	12,960
Amortization	6,223	6,383	4,237

EBITDA [10]	$38,870	$48,972	$42,265

Adjustments to EBITDA
Loss on early extinguishment of debt	$24,319	$—	$3,356
Stock-based compensation expense	3,004	2,456	2,025
Interest income	572	625	546

Adjusted EBITDA [10]	$66,765	$52,053	$48,192

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$38,870	$48,972	$42,265
Cash paid for deferred drydocking charges	(5,681)	(11,506)	(7,585)
Cash paid for interest	(12,411)	(8,563)	(12,838)
Cash paid for taxes	(553)	(368)	(532)
Changes in working capital	(15,065)	146	(790)
Stock-based compensation expense	3,004	2,456	2,025
Loss on early extinguishment of debt	24,319	—	3,356
Changes in other, net	(126)	151	(3)

Net cash provided by operating activities	$32,357	$31,288	$25,898

DOWNSTREAM:
Revenues	$14,990	$14,550	$12,080
Operating income	3,527	2,822	328
Operating margin	23.5%	19.4%	2.7%
Components of EBITDA [10]
Net income (loss)	$1,412	$896	$(1,658)
Interest expense, net	1,274	1,383	1,168
Income tax expense (benefit)	843	543	(1,019)
Depreciation	2,114	2,105	2,122
Amortization	1,333	1,231	1,680

EBITDA [10]	$6,976	$6,158	$2,293

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$1,837
Stock-based compensation expense	318	271	225
Interest income	5	4	7

Adjusted EBITDA [10]	$7,299	$6,433	$4,362

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$6,976	$6,158	$2,293
Cash paid for deferred drydocking charges	(1,753)	(272)	(574)
Cash paid for interest	(1,854)	(1,279)	(1,918)
Cash paid for taxes	—	—	—
Changes in working capital	4,208	(550)	(1,334)
Stock-based compensation expense	318	271	225
Loss on early extinguishment of debt	—	—	1,837
Changes in other, net	(15)	(43)	9

Net cash provided by operating activities	$7,880	$4,285	$538

Consolidated:
Revenues	$147,516	$133,181	$119,973
Operating income	47,406	32,549	28,647
Operating margin	32.1%	24.4%	23.9%
Components of EBITDA [10]
Net income	$6,159	$11,295	$6,307
Interest expense, net	13,145	14,269	13,379
Income tax expense	3,676	6,847	3,873
Depreciation	15,310	15,105	15,082
Amortization	7,556	7,614	5,917

EBITDA [10]	$45,846	$55,130	$44,558

Adjustments to EBITDA
Loss on early extinguishment of debt	$24,319	$—	$5,193
Stock-based compensation expense	3,322	2,727	2,250
Interest income	577	629	553

Adjusted EBITDA [10]	$74,064	$58,486	$52,554

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$45,846	$55,130	$44,558
Cash paid for deferred drydocking charges	(7,434)	(11,778)	(8,159)
Cash paid for interest	(14,265)	(9,842)	(14,756)
Cash paid for taxes	(553)	(368)	(532)
Changes in working capital	(10,857)	(404)	(2,124)
Stock-based compensation expense	3,322	2,727	2,250
Loss on early extinguishment of debt	24,319	—	5,193
Changes in other, net	(141)	108	6

Net cash provided by operating activities	$40,237	$35,573	$26,436

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data (11):

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	5.0	8.0
Commercial downtime (in days)	58	122	161

MPSVs
Number of vessels commencing drydock activities	—	1.0	1.0
Commercial downtime (in days)	—	14	5

Double-Hulled Tank Barges
Number of vessels commencing drydock activities	1.0	—	1.0
Commercial downtime (in days)	32	—	34

Tugs
Number of vessels commencing drydock activities	3.0	—	1.0
Commercial downtime (in days)	91	—	34

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$7,434	$11,778	$8,159
Other vessel capital improvements	2,615	1,061	5,230

	10,049	12,839	13,389

Other Capital Expenditures:
200 class OSV retrofit program	4,234	45	—
Commercial-related vessel improvements	65	463	634
Non-vessel related capital expenditures	479	649	501

	4,778	1,157	1,135

	$14,827	$13,996	$14,524

Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$82,575	$87,518	$37,016

Forecasted Data (11):

	1Q 2013A	2Q 2013E	3Q 2013E	4Q 2013E	2013E	2014E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	8.0	8.0	3.0	21.0	22.0
Commercial downtime (in days)	58	234	183	105	580	577

MPSVs
Number of vessels commencing drydock activities	—	—	1.0	1.0	2.0	2.0
Commercial downtime (in days)	—	—	12	69	81	60

Double-Hulled Tank Barges
Number of vessels commencing drydock activities	1.0	—	2.0	2.0	5.0	3.0
Commercial downtime (in days)	32	—	33	90	155	105

Tugs
Number of vessels commencing drydock activities	3.0	—	—	1.0	4.0	3.0
Commercial downtime (in days)	91	—	—	31	122	90

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$7.4	$14.0	$13.0	$17.8	$52.2	$48.6
Other vessel capital improvements	2.6	1.7	1.9	3.2	9.4	4.0

	10.0	15.7	14.9	21.0	61.6	52.6

Other Capital Expenditures:
200 class OSV retrofit program	4.2	20.0	13.3	10.3	47.8	—
Commercial-related vessel improvements	0.1	2.7	8.0	5.6	16.4	4.0
Non-vessel related capital expenditures	0.5	2.3	1.5	0.2	4.5	4.0

	4.8	25.0	22.8	16.1	68.7	8.0

	$14.8	$40.7	$37.7	$37.1	$130.3	$60.6

Growth Capital Expenditures (in millions):
OSV newbuild program #5	$82.6	$183.5	$130.5	$109.7	$506.3	$284.8

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Fleet and Financial Data

(in millions, except Average Vessels, Contract Backlog and Tax Rate)

Forward Guidance of Selected Data (unaudited):

	2Q 2013E Avg Vessels	2Q 2013E Contract Backlog	Full-Year 2013E Avg Vessels	2Q 2013 - 4Q 2013 Contract Backlog	Full-Year 2014E Avg Vessels	Full-Year 2014E Contract Backlog
Fleet Data (as of 1-May-2013):
Upstream
New generation OSVs - Term [12]	26.7	98%	24.1	99%	17.0	84%
New generation OSVs - Spot [13]	22.9	53%	27.0	16%	45.0	0%
New generation OSVs - Stacked [14]	0.7	0%	0.4	0%	—	0%

New generation OSVs - Total	50.3	76%	51.5	54%	62.0	24%

New generation MPSVs	4.0	92%	4.0	77%	4.0	31%

Total Upstream	54.3		55.5		66.0

Downstream
Double-hulled tank barges	9.0	86%	9.0	60%	9.0	5%

	2Q 2013E Range		Full-Year 2013E Range
Cost Data:	Low [15]	High[15]	Low [15]	High [15]
Operating Expenses:
Upstream	$59.0	$62.0	$246.0	$256.0
Downstream	7.0	9.0	27.0	29.0

Consolidated	$66.0	$71.0	$273.0	$285.0

General and administrative expenses	$12.5	$13.5	$53.0	$55.0

	1Q 2013A	2Q 2013E	3Q 2013E	4Q 2013E	2013E	2014E
Other Financial Data:
Loss on early extinguishment of debt	$24.3	$1.5	$—	$—	$25.8	$—
Depreciation	15.3	15.4	15.9	16.6	63.2	78.3
Amortization	7.6	9.2	9.1	10.2	36.1	49.6
Interest expense, net:
Interest expense	$14.2	$15.1	$15.0	$14.6	$58.9	$55.7
Incremental non-cash OID interest expense [16]	5.6	5.6	5.6	3.4	20.2	9.5
Capitalized interest	(6.0)	(7.8)	(9.2)	(8.7)	(31.7)	(24.7)
Interest income	(0.6)	(0.5)	(0.4)	(0.2)	(1.7)	(0.4)

Total interest expense, net	$13.2	$12.4	$11.0	$9.1	$45.7	$40.1

Income tax rate	37.4%	37.0%	37.0%	37.0%	37.0%	37.0%
Cash income taxes	$0.6	$0.7	$0.7	$0.7	$2.7	$6.2
Cash interest expense [17]	14.3	13.6	12.2	13.4	53.5	51.3
Weighted average diluted shares outstanding [18]	36.3	36.4	36.4	36.4	36.4	36.7

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]	For the three months ended March 31, 2013 and 2012, the Company had no anti-dilutive stock options. For the three months ended December 31, 2012, stock options representing rights to acquire 67 shares of common stock were excluded from the calculation of diluted earnings per share, because the effect was anti-dilutive. As of March 31, 2013, December 31, 2012, and March 31, 2012, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes. As of March 31, 2013 and December 31, 2012, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]	The Company owned 51 new generation OSVs as of March 31, 2013. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company. In April 2013, the Company sold one of its six 220 class DP-1 OSVs.

[4]	In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. Due to improved market conditions, the Company had reactivated all but one of its new generation OSVs as of March 31, 2013 and plans to unstack such vessel during the second quarter of 2013. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]	The Company owned and operated nine double-hulled tank barges as of March 31, 2013. Excluded from this data are 14 ocean-going tugs owned by the Company, five of which were stacked and marketed for sale as of March 31, 2013. Two of such stacked tugs were sold in April 2013.

[9]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[12]	As of May 1, 2013, the Company’s active fleet of 27 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration) through the remainder of 2013 was comprised of the following fleet mix: eight 200 class OSVs, eighteen 240 class OSVs and one 300 class OSV.

[13]	As of May 1, 2013, the Company’s active fleet of 22 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration) or additional “term” contracts was comprised of the following fleet mix: eleven 200 class OSVs, seven 240 class OSVs and four 265 class OSVs.

[14]	As of May 1, 2013, the Company’s inactive fleet was comprised of one “stacked” 220 class new generation OSV, which is expected to be reactivated in the second quarter of 2013.

[15]	The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[16]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[17]	Due to the change in timing of certain interest payment dates associated with the Company’s recent senior notes refinancing in March 2013, cash debt service for fiscal 2013 is expected to be $53.5 million. However, commencing in fiscal 2014, the Company expects to incur a full-year run-rate of cash debt service in the amount of $51.3 million.

[18]	Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% or 1.500% convertible senior notes. The Company’s 1.625% and 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59 and $68.53, respectively.